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                                                                      Exhibit 12


                 ARTICLE VIII OF AMENDED AND RESTATED BYLAWS OF
                        ASCENT ENTERTAINMENT GROUP, INC.

                       INDEMNIFICATION; ADVANCE OF EXPENSE

                  Section 1.  Right of Indemnification Generally.

                  (A) Directors and Officers. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section
         3 of this Article VIII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.
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                  (B) Advance of Expenses; Undertaking. Each person referred to in Section 1(A) of this Article VIII shall be paid by the Corporation the expenses incurred in connection with any proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if the General Corporation Law of the State of Delaware requires, the advancement of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) prior to the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise.

                  (C) Contract Right. The right to indemnification conferred in this Article VIII and the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition conferred in this Article VIII each shall be a contract right.

                  Section 2. Written Request; Determination of Entitlement. To obtain indemnification under this Article VIII, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 2, a determination, if required by applicable law, with respect to the claim ant's entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected


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by the Board of Directors unless there shall have occurred within six years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a "Change of Control" as defined in Section 10 of this Article VIII, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

                  Section 3. Recovery of Unpaid Claim. If a claim under Section 1 of this Article VIII is not paid in full by the Corporation within 30 days after a written claim pursuant to Section 2 of this Article VIII has been received by the Corporation or, in the case of a claim pursuant to Section 1(B), within the 20-day period provided therein, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  Section 4. Determination of Entitlement Binding. If a determination shall have been made pursuant to Section 2 of this Article VIII that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 3 of this Article VIII.

                  Section 5. Corporation's Stipulation of Validity. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 3 of this Article VIII that the procedures and presumptions of this Article


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VIII are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article VIII.

                  Section 6. Exclusivity; Subsequent Modification. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this Article VIII shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

                  Section 7. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 8 of this Article VIII shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

                  Section 8. Other Persons Granted Right of Indemnification. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

                  Section 9. Illegality; Unenforceability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any Section of this Article VIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall


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not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each portion of any Section of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

                  Section 10.  Definitions.  For purposes of this Bylaw:

                  (A) A "Change of Control" shall be deemed to have occurred if
         (a) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the outstanding Common Stock of the Corporation; (b) individuals who are "Continuing Directors" (which shall mean those directors holding office as of the date the indemnified party first took office (the "Incumbent Directors") or a director who first took office subsequent thereto whose election or nomination was approved by a majority of the Incumbent Directors) cease to constitute a majority of any class of the Board of Directors; (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Corporation (a "Corporate Transaction"), in each case, with respect to which the stockholders of the Corporation immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own more than 60% of the combined voting power of the Corporation resulting from such Corporate Transaction; or (d) the stockholders of the Corporation approve a complete liquidation or dissolution of the Corporation.

                  (B) "Disinterested Director" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

                  (C) "Independent Counsel" means a law firm that is nationally recognized for its experience in matters of Delaware Corporation law and shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in represent-


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         ing either the Corporation or the claimant in an action to determine the claimant's rights under this Article VIII.

                  Section 11. Form and Delivery of Communications. Any notice, request or other communication required or permitted to be given to the Corporation under this Article VII shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation.


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